KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2006 SECOND QUARTER AND SIX MONTHS RESULTS

•	2006 second quarter earnings per share were $.44, a 22% increase compared with $.36 earned in the 2005 second quarter

•	2006 first six months earnings per share were $.86, a 39% increase compared with $.62 earned in the 2005 first six months

•	Signed an agreement to purchase the assets of Capital Towing Limited, an inland towboat company operating 11 towboats, for approximately $15 million in cash

•	Purchased the assets of Marine Engine Specialists, Inc., a Gulf Coast high-speed diesel engine services provider, for approximately $3.6 million in cash

•	2006 third quarter earnings per share guidance is $.42 to $.47 versus $.34 earned in the 2005 third quarter

•	2006 year earnings per share guidance of $1.69 to $1.79 versus $1.33 earned in the 2005 year

Houston, Texas (July 26, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the second quarter ended June 30, 2006 of $23,333,000, or $.44 per share, compared with $18,447,000, or $.36 per share, for the second quarter of 2005. Consolidated revenues for the 2006 second quarter were $243,292,000, a 22% increase compared with $199,276,000 for the 2005 second quarter.

Record net earnings for the first six months of 2006 were $45,913,000, or $.86 per share, compared with $31,726,000, or $.62 per share, for the first six months of 2005. Consolidated revenues for the first six months of 2006 were $468,195,000, a 22% increase compared with $383,720,000 for the first half of 2005.

On April 25, 2006, the Board of Directors declared a two-for-one stock split of Kirby’s common stock. Stockholders of record on May 10, 2006 received one additional share of common stock for each share of common stock held on that day, with a distribution date of May 31, 2006. All references to number of shares and per share information in this press release have been adjusted to reflect the stock split.

Marine transportation revenues and operating income for the 2006 second quarter increased 20% and 24%, respectively, compared with the 2005 second quarter. For the first six months of 2006, revenue and operating income increased 20% and 34%, respectively, compared with the 2005 first six months. The record marine transportation results for both periods reflected continued strong petrochemical and black oil products volumes and higher rates on contract renewals and spot market pricing.

The 2006 second quarter earnings were negatively impacted by an estimated $.03 to $.04 per share from diesel fuel cost recovery clauses in certain marine transportation long-term contracts. The 2006 first quarter earnings were positively impacted by an estimated $.03 to $.04 per share from fuel cost recovery clauses under the same long-term contracts. For the first six months of 2006, the estimated impact of the diesel fuel cost recovery clauses was neutral. The results were also negatively impacted by a shortage of towboats which resulted in delays and wage increases for vessel personnel. The marine transportation operating margin for the 2006 second quarter was 18.6% compared with 18.0% for the 2005 second quarter.

Diesel engine services revenues and operating income for the 2006 second quarter increased 37% and 71%, respectively, compared with the 2005 second quarter. For the first six months of 2006, revenues and operating income increased 34% and 68%, respectively, compared with the 2005 first six months. The record diesel engine services results reflected continued strong marine, offshore oil service, power generation and railroad markets, as well as the acquisition of Global Power Holding Company (“Global”) on June 7, 2006. The record results were also positively impacted by higher service rates and parts pricing implemented during 2005 and in the 2006 first half. The operating margin for the 2006 second quarter was 15.0% compared with 12.1% for the 2005 second quarter.

On July 24, 2006, Kirby signed an agreement to purchase the assets of Capital Towing Limited (“Capital”) for approximately $15 million in cash. Capital owns 11 inland towboats, six of which are currently on charter to Kirby. One towboat is currently under charter to another company and that charter expires within 30 days. The remaining four are under charters with other companies with terms expiring within the next ten months. The six towboats currently under charter to Kirby will be purchased at closing and the remaining five towboats will be purchased upon expiration of their present charters. The acquisition will be financed through Kirby’s $250 million revolving credit facility. Kirby and Capital have entered into a charter agreement whereby Capital will continue to operate the towboats. The vessel crews will remain employees of Capital. Kirby also recently signed a letter of intent for the construction of two 1800 horsepower towboats for delivery in the fourth quarter of 2007.

On July 21, 2006, Kirby purchased the assets of Marine Engine Specialists, Inc. (“MES”) for $3.6 million, subject to post-closing inventory adjustments. MES is a Gulf Coast high-speed diesel engine services provider, operating a factory-authorized full service distributorship for John Deere, as well as a service provider for Detroit Diesel. Financing of the acquisition was through Kirby’s $250 million revolving credit facility.

Kirby announced on June 14, 2006, that it had increased its bank revolving credit facility from $150 million to $250 million. The amended credit facility extended the maturity date to June 14, 2011 and provides for an increase in the facility from $250 million up to a maximum of $325 million, subject to the consent of the lending banks. The unsecured credit facility has a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) and varies with Kirby’s senior debt rating and the level of debt outstanding. The current variable interest rate spread is 40 basis points over LIBOR. As of June 30, 2006, Kirby had $82.5 million outstanding under its revolving credit facility, primarily resulting from the purchase of Global. As of June 30, 2006, Kirby’s debt to capitalization ratio was 32.0% compared with 25.9% as of March 31, 2006.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “During the 2006 second quarter, our marine transportation segment experienced continued strong utilization, with essentially no spare capacity in our petrochemical, black oil and refined products fleets. Pricing continues to improve. Our diesel engine services segment also performed at record levels.”

Commenting on the 2006 third quarter market conditions, Mr. Pyne said, “Currently, our marine transportation fleet is fully utilized with no spare capacity. We see no reason why this full utilization will not continue for the balance of 2006 and into 2007. We anticipate a continued tight labor market and we are aggressively recruiting and training vessel personnel, and addressing vessel personnel pay scales. We anticipate towboat availability to remain tight, and we are addressing this issue with the purchase of Capital, as well as aggressively recruiting qualified charter boat operators. Although there are some headwinds imposed by the current horsepower and crewing constraints, these constraints are manageable. We feel these constraints will continue to put pressure on pricing and the pricing velocity levels going forward should be equal to or above 2005 and 2006 levels. We anticipate our diesel engine services segment’s markets will remain strong, but we do expect a summer slowdown that is typical for this segment.”

Mr. Pyne further commented, “Our 2006 third quarter forecast is $.42 to $.47 per share, a 24% to 38% increase over reported 2005 third quarter net earnings of $.34 per share, which included an estimated $.05 per share negative impact from Hurricanes Katrina and Rita. For the 2006 year, we are maintaining our net earnings guidance of $1.69 to $1.79, reflecting a 27% to 35% increase over the 2005 net earnings of $1.33 per share. Capital spending guidance for 2006 is in the $125 to $135 million range and includes approximately $55 million for the construction of 21 tank barges and four towboats.”

This earnings press release includes marine transportation performance measures for both the 2006 and 2005 second quarters and first six months. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2005 and 2004 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 27, 2006, to discuss the 2006 second quarter and first six months, and the outlook for the 2006 third quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at 12:00 p.m. central time on July 27 through 6:00 p.m. on Friday, August 25, 2006, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 2758959. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/304065. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2006 and 2005 second quarters and first six months with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, July 27, 2006	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Passcode:	Kirby
U.S.:	888-328-2514	Int’l:	706-679-3262
Website: http://www.kirbycorp.com or http://audioevent.mshow.com/304065

A summary of the results for the second quarter and first six months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$204,088	$170,742	$393,471	$327,952
Diesel engine services	39,204	28,534	74,724	55,768
	243,292	199,276	468,195	383,720
Costs and expenses:
Costs of sales and operating expenses	157,595	128,267	301,973	248,194
Selling, general and administrative	26,518	22,228	50,279	43,187
Taxes, other than on income	3,403	2,909	6,590	6,095
Depreciation and amortization	15,515	13,964	30,605	28,945
Gain on disposition of assets	(785)	(1,795)	(942)	(1,987)
	202,246	165,573	388,505	324,434

Operating income	41,046	33,703	79,690	59,286
Equity in earnings of marine affiliates	87	707	553	4
Loss on debt retirement	-	(1,144)	-	(1,144)
Other expense	(134)	(400)	(68)	(716)
Interest expense	(3,304)	(3,113)	(6,002)	(6,259)

Earnings before taxes on income	37,695	29,753	74,173	51,171
Provision for taxes on income	(14,362)	(11,306)	(28,260)	(19,445)

Net earnings	$23,333	$18,447	$45,913	$31,726

Net earnings per share of common stock:
Basic	$.44	$.37	$.88	$.64
Diluted	$.44	$.36	$.86	$.62
Common stock outstanding (in thousands):
Basic	52,450	49,890	52,268	49,814
Diluted	53,411	51,284	53,208	51,224

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$23,333	$18,447	$45,913	$31,726
Interest expense	3,304	3,113	6,002	6,259
Provision for taxes on income	14,362	11,306	28,260	19,445
Depreciation and amortization	15,515	13,964	30,605	28,945
	$56,514	$46,830	$110,780	$86,375

Capital expenditures	$42,760	$39,540	$64,386	$63,563
Acquisitions of business and marine equipment	$100,533	$7,000	$116,773	$7,000
	June 30,
	2006	2005
	(unaudited, $ in thousands)
Long-term debt, including current portion	$285,434	$217,638
Stockholders’ equity	$606,047	$471,808
Debt to capitalization ratio	32.0%	31.6%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS
	Second Quarter		Six Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Marine transportation revenues	$204,088	$170,742	$393,471	$327,952

Costs and expenses:
Costs of sales and operating expenses	129,507	106,795	248,478	206,447
Selling, general and administrative	18,777	17,260	36,939	33,572
Taxes, other than on income	3,133	2,757	6,144	5,807
Depreciation and amortization	14,673	13,247	28,971	27,522
	166,090	140,059	320,532	273,348

Operating income	$37,998	$30,683	$72,939	$54,604

Operating margins	18.6%	18.0%	18.5%	16.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Diesel engine services revenues	$39,204	$28,534	$74,724	$55,768

Costs and expenses:
Costs of sales and operating expenses	28,078	21,473	53,485	41,742
Selling, general and administrative	4,640	3,240	8,562	6,350
Taxes, other than income	136	95	223	205
Depreciation and amortization	475	283	814	561
	33,329	25,091	63,084	48,858

Operating income	$5,875	$3,443	$11,640	$6,910

Operating margins	15.0%	12.1%	15.6%	12.4%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

General corporate expenses	$3,612	$2,218	$5,831	$4,215
Gain on disposition of assets	$785	$1,795	$942	$1,987

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2006	2005	2006	2005

Ton Miles (in millions) (2)	4,096	4,135	7,891	7,873
Revenue/Ton Mile (cents/tm) (3)	4.7	4.1	4.8	4.2
Towboats operated (average) (4)	241	241	240	241
Delay Days (5)	1,378	1,790	3,849	5,079
Average cost per gallon of fuel consumed	$1.99	$1.55	$1.92	$1.44
Tank barges:
Active	897	887
Inactive	62	65
Barrel capacities (in millions):
Active	16.7	16.6
Inactive	1.2	1.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2006 inland marine revenues of $193,905,000 divided by 4,096,000,000 ton miles = 4.7 cents
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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